Exhibit 10.1

AMENDMENT NO. 2 TO THE FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE PRODUCTS PARTNERS L.P.

This Amendment No. 2 (this “Amendment No. 2”) to the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated effective as of August 8, 2005 (the “Partnership Agreement”) is hereby adopted by Enterprise Products GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, the General Partner desires to amend the Partnership Agreement to make certain adjustments to certain allocation provisions and the definitions related thereto, which adjustments shall be effective in accordance with Section 761(c) of the Code as of January 1, 2007; and

                WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.  Attachment I referred to in Section 1.1 is hereby amended to amend and restate the following definitions:

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).  The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).  The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

Section 2.  Sections 5.5(d) is hereby amended to read in full as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(c), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance for an amount equal to its fair market value, and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time.  The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 3.  Section 6.1(d) is hereby amended to add in full as follows:

(xii)  Corrective and Other Allocations.

A.  In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), the provisions of this Section 6.1(d)(xii) are intended, to the extent possible over time, to cause the respective Capital Accounts of the Partners, taking into account the Incentive Distributions, to be in the same relative proportion had the prior adjustment to the

Carrying Value of Partnership property not occurred.  To effectuate the intent of this Section 6.1(d)(xii), the General Partner may allocate that portion of the deductions, cost recovery or amortization attributable to an adjustment to the Carrying Value of a Partnership property pursuant to Section 5.5(d) in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 5.5(d).

B.  In making the allocations required under this Section 6.1(d)(xii), including the allocations that may result from the sale or other taxable disposition of any Partnership property that has been subject to an adjustment to the Carrying Value of such Partnership property, the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

Section 4.  Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 5.  This Amendment No. 2 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of April 14, 2008.

GENERAL PARTNER:

ENTERPRISE PRODUCTS GP, LLC

By: /s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer